STRATEGIC REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY

Strategic Realty Trust, Inc., a Maryland real estate investment trust (the “Company”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to Section 3-802(d) of the Maryland General Corporation Law (“MGCL”), as applicable to Maryland real estate investment trusts, by resolution of its board of directors (the “Board of Directors”) duly adopted at a meeting duly held and convened on October 31, 2013, at which a quorum of the Board of Directors was present and acting throughout, the Board of Directors elected for the Company to be subject to all of the provisions of Sections 3-803, 3-804 and 3-805 of the MGCL. Consistent with such election, the Board of Directors is hereby divided into three classes: Class I serving until the 2013 annual meeting of shareholders, Class II serving until the 2014 annual meeting of shareholders; and Class III serving until the 2015 annual meeting of shareholders, the current directors on the Board of Directors will be divided as follows: Class I shall be Andrew Batinovich and Anthony W. Thompson, Class II shall be John B. Maier II, and Class III shall be Phillip I. Levin and Jeffrey S. Rogers.

SECOND: The undersigned Chief Executive Officer of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer of the Company acknowledges that, to the best of that Chief Executive Officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by one of its Independent Directors, as authorized by the Board of Directors, on this 1 day of November, 2013.

STRATEGIC REALTY TRUST, INC

By: /s/ Andrew Batinovich___________

       Andrew Batinovich

       Chief Executive Officer, Chief Financial Officer and Director

ATTEST:

By: /s/ Jeffrey Rogers

       Independent Director

      Authorized Agent